Exhibit 99.1

AstraZeneca What Science Can Do Pascal Soriot Chief Executive Officer, AstraZeneca November 2015

This document contains certain forward - looking statements with respect to the operations, performance and financial condition of the Group, including, among other things, statements about expected revenues, margins, earnings per share or other financial or other measures . Although we believe our expectations are based on reasonable assumptions, any forward - looking statements, by their very nature, involve risks and uncertainties and may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted . The forward - looking statements reflect knowledge and information available at the date of preparation of this document and AstraZeneca undertakes no obligation to update these forward - looking statements . We identify the forward - looking statements by using the words 'anticipates', 'believes', 'expects', 'intends' and similar expressions in such statements . Important factors that could cause actual results to differ materially from those contained in forward - looking statements, certain of which are beyond our control, include, among other things : the loss or expiration of, or limitations to, patents , marketing exclusivity or trademarks, or the risk of failure to obtain and enforce patent protection ; the risk of substantial adverse litigation/government investigation claims and insufficient insurance coverage ; effects of patent litigation in respect of IP rights ; exchange rate fluctuations ; the risk that R&D will not yield new products that achieve commercial success ; the risk that strategic alliances and acquisitions, including licensing and collaborations, will be unsuccessful ; the impact of competition, price controls and price reductions ; taxation risks ; the risk of substantial product liability claims ; the impact of any delays in the manufacturing, distribution and sale of any of our products ; the impact of any failure by third parties to supply materials or services ; the risk of failure of outsourcing ; the risks associated with manufacturing biologics ; the risk of delay to new product launches ; the difficulties of obtaining and maintaining regulatory approvals for products ; the risk of failure to adhere to applicable laws, rules and regulations ; the risk of failure to adhere to applicable laws, rules and regulations relating to anti - competitive behaviour ; the risk that new products do not perform as we expect ; failure to achieve strategic priorities or to meet targets or expectations ; the risk of an adverse impact of a sustained economic downturn ; political and socio - economic conditions ; the risk of environmental liabilities ; the risk of occupational health and safety liabilities ; the risk associated with pensions liabilities ; the risk of misuse of social medial platforms and new technology ; the risks associated with developing our business in emerging markets ; the risk of illegal trade in our products ; the risks from pressures resulting from generic competition ; the risk of failure to successfully implement planned cost reduction measures through productivity initiatives and restructuring programmes ; economic, regulatory and political pressures to limit or reduce the cost of our products ; the risk that regulatory approval processes for biosimilars could have an adverse effect on future commercial prospects ; the impact of failing to attract and retain key personnel and to successfully engage with our employees ; the impact of increasing implementation and enforcement of more stringent anti - bribery and anti - corruption legislation ; and the risk of failure of information technology and cybercrime . Nothing in this presentation / webcast should be construed as a profit forecast . 2 Forward - looking statements

Some of the statements contained in this announcement are forward - looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as regulatory approval for the transaction, the tender of a majority of the outstanding shares of common stock of ZS Pharma, the possibility that the transaction will not be completed and other risks and uncertainties discussed in ZS Pharma’s public filings with the United States Securities and Exchange Commission (SEC), including the “Risk Factors” sections of ZS Pharma’s Annual Report on Form 10 - K for the year ended December 31 , 2014 and subsequent quarterly reports on Form 10 - Q, as well as the tender offer documents to be filed by subsidiaries of AstraZeneca and the solicitation/recommendation to be filed by ZS Pharma . These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any future statements . These statements are generally identified by words of phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions . If underlying assumptions prove inaccurate or unknown risks or uncertainties materialise, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward - looking statements, and you should not place undue reliance on these statements . AstraZeneca and ZS Pharma disclaim any intent or obligation to update any forward - looking statements as a result of developments occurring after the date hereof or otherwise . Additional information and where to find it These materials are for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell ZS Pharma common stock . The offer to buy ZS Pharma common stock will only be made pursuant to a tender offer statement (including the offer to purchase, letter of transmittal and other related tender offer materials) . Investors and security holders are urged to read both the tender offer statement (which will be filed by subsidiaries of AstraZeneca with the Securities and Exchange Commission (SEC)) and the solicitation/recommendation statement on schedule 14 D - 9 with respect to the tender offer (which will be filed by ZS Pharma with the SEC) when they become available because they will contain important information, including the terms and conditions of the offer . Investors and security holders may obtain a free copy of these materials (when available) and other documents filed by AstraZeneca and ZS Pharma with the SEC at the website maintained by the SEC at www . sec . gov . T he tender offer statement and related materials, and the solicitation/recommendation statement, may also be obtained (when available) for free by contacting AstraZeneca Investor Relations at irteam@astrazeneca . com . Copies of these materials and any documents relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful . 3 Forward - looking statements continued

Today’s agenda 4 1. AstraZeneca: An introduction 2. My journey to AstraZeneca 3. Questions and comments

5 We push the boundaries of science to deliver life - changing medicines Our c ommon purpose: Our shared values: We follow the science We put patients first We play to win We do the right thing We are entrepreneurial

6 By 2020, AstraZeneca will be a recognised leader in our disease areas, delivering 10 new medicines to patients . Our bold aspiration is to improve the lives of 200 million patients and be a $45 billion company in 2023 . Our Bold Ambition

Global Presence (2014) • $26.1 billion annual sales • 57,500 employees • $4.9 billion invested in R&D with research across 5 countries • 118 projects in clinical development and 13 new molecular entities (NMEs) • More than 850 collaborations and partnerships globally • Manufacturing in 16 countries • 3rd fastest - growing top 10 Global Pharma in EMs • 2 nd largest Global company in China As at 31 December 2014 7

Focus on three main therapy areas across key platforms Neuroscience Infection and Vaccines Cardiovascular and Metabolic Respiratory, Inflammation and Autoimmunity Main TAs Oncology Opportunity - driven Protein engineering Biologics Small molecules Immuno - therapies Devices Personalised healthcare and translational science capabilities 8

Cardiovascular & Metabolic Disease strategy We aim to reduce morbidity , mortality and organ damage by addressing multiple risk factors Cardiovascular Metabolics Chronic Kidney Disease CHD/ ACS Athero/ Dyslip Diabetes NASH Disease progression Symptomatic treatment Regeneration Heart β - cell Kidney Heart Failure ZS - 9: Complements roxadustat, a potential medicine in Phase III development for patients with anemia associated with CKD 9

We are in the second phase of our journey 2012 - 2014 Building strong foundations 2018+ Sustainable delivery and growth 2015 - 2017 Delivering on return to growth 10

Three strategic priorities Achieve scientific leadership 1 Return to growth 2 Be a great place to work 3 11

Late - stage pipeline volume well ahead of plan 2016 E 9 – 10 2013 E 8 2012 6 Targeted Phase III and r egistration NME pipeline volume (#) 15 Achieved/On track to achieve Phase III and r egistration NME pipeline volume (#) 2015 2013 2012 2014 13 11 6 Source: AstraZeneca Annual Report 12

Strong Q3 pipeline newsflow

Regulatory decisions
- ***Brilinta*** - post-MI[1] (US): Approved
- **saxa/dapa** - type-2 diabetes (US) Complete Response Letter: Delayed

Regulatory submission acceptances
- **PT003** - COPD[2] (US)
- ***Brilinta*** - ACS[3]/post-MI (JP)
- **AZD9291** - lung cancer (JP)

Other key developments
- **AZD9291**: Priority Reviews (US, JP); Accelerated Assessment (EU)
- FDA Fast Track designations:
  - **anifrolumab** - lupus, **tremelimumab** - mesothelioma, **durvalumab** - H&N ca.

On track to deliver 7-8 potential regulatory submissions for new medicines in 2015-2016

2015		2016
CAZ AVI (CEPH/BLI) serious infections	✓	
cediranib (VEGFR) ovarian cancer (EU)	✓	
selumetinib (MEK) uveal melanoma	X	**tremelimumab** (CTLA-4) mesothelioma
AZD9291 (EGFR) NSCLC 2L T790M	✓	**durvalumab** (PD-L1) NSCLC 3L
brodalumab (IL17R) psoriasis		**roxadustat** (HIF-PHI) anaemia (CN)
PT003 (LAMA/LABA) COPD	✓	**benralizumab** (IL-5R) severe asthma

1. MI = Myocardial Infarction; 2. COPD = Chronic Obstructive Pulmonary Disease; 3. ACS = Acute Coronary Syndrome

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14 Three strategic R&D sites close to global bioscience clusters BOSTON CAMBRIDGE GOTHENBURG GAITHERSBURG SHANGHAI Gaithersburg (US) Gothenburg (SE) Cambridge (UK) 14

15 Planned R&D Centre and Corporate HQ building Scientific collaboration is a key driver behind our move Addenbrooke’s Hospital The Rosie Hospital School of Clinical Medicine Future hospital site Cambridge Institute Laboratory of Molecular Biology Site of planned Energy Centre and R&D Enabling Building

Three strategic priorities Achieve scientific leadership 1 Return to growth 2 Be a great place to work 3 16

17 Growth Platforms: Progress across all areas 17 YTD 2015 $m % change Q3 2015 $m % change Growth Platforms 10,354 +10 3,455 +8 Respiratory 3,698 +8 1,230 +7 Brilinta/Brilique 445 +44 170 +48 Diabetes 1,638 +26 577 +17 Emerging Markets 4,394 +12 1,427 +10 Japan 1,479 +3 502 +6 Product Sales at actual exchange rates. Growth rates at CER YTD Growth Platforms +10%; 57% of Total Revenue ($18.3bn)

Three strategic priorities Achieve scientific leadership 1 Return to growth 2 Be a great place to work 3 18

• Recruiting and retaining a team committed to achieving our purpose • 40% of our leadership group is female • Increasing the diversity of origin of our leaders A talented and diverse workforce 19 We strive to make AZ a Great place to work Employee engagement in line with best - performing companies 85% Employee engagement (8% increase) 86% Belief in our strategy (18% increase) 88% Scientific and patient orientation (12% increase)

• Simplify the Sales administration process in the markets 20 We are simplifying our way of working… a nd implementing flexible information technologies • Inadequate AZ Engage • Platform for HR simplification • Consolidate the Purchasing system • Make buying easier • Simplify the expense claim process • Deploy Concur • One single DoA • Automated through WorkDay • Consolidate into a single Internal Audit Services • Coordinate audits WorkDay T&E Audit Simplification iBuy Veeva Simplified DoA

We want to be valued as a source of great medicines and trusted as a company that delivers business success sustainably 21

My journey to AstraZeneca

CEO Genentech Global Marketing & Medical, US Head US Operations DVM MBA, Finance Roche Pharma Head Commercial Operations Asia Pacific Region Head Marketing/Sale s/GM Australia Sales Manager New Zealand Roche Pharma Chief Operating Officer My journey to AstraZeneca 23

24 My Favourite Cities

25 Fiona Cicconi HR Jeff Pott Legal Pascal Soriot CEO Mark Mallon International Ruud Dobber Europe Paul Hudson North America Pam Cheng Operations & IT Katarina Ageborg Compliance Marc Dunoyer CFO Sean Bohen GMD & CMO Bahija Jallal MedImmune Mene Pangalos IMED Luke Miels GPPS, GMA & CA The Senior Executive Team

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27 and comments questions ? ? ?

28 Thank you. For more information please visit www.astrazeneca.com

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